Exhibit 99.(a)(1)(F)

Letter to Holders of Certain Stock Options Granted

under

Engelhard Corporation Stock Option Plan of 1991
Engelhard Corporation Stock Option Plan of 1999 for Certain Key Employees
Engelhard Corporation 2002 Long Term Incentive Plan
Engelhard Corporation Directors Stock Option Plan

May 5, 2006

Dear Holder:

     Engelhard Corporation, a Delaware corporation (“Engelhard”), is offering to purchase for cash up to 26,000,000 shares of its common stock, par value $1.00 per share (the “Shares”), including the associated Series A Junior Preferred Stock Purchase Rights (the “Rights”), issued under the Rights Agreement, dated as of October 1, 1998, between Engelhard and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 5, 2006, and in the related Letter of Transmittal, as they may be amended and supplemented from time to time (together, the “Offer”). Engelhard is inviting its stockholders to tender their Shares at $45.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer. Optionees who hold vested options with an exercise price of less than $45.00 per Share granted under the Engelhard Corporation Stock Option Plan of 1991, the Engelhard Corporation 2002 Long Term Incentive Plan, the Engelhard Corporation Directors Stock Option Plan and the Engelhard Corporation Stock Option Plan of 1999 for Certain Key Employees (collectively, the “Plans”) may exercise such options to the extent the underlying Shares (“Option Shares”) are accepted in the Offer and tender the Option Shares to Engelhard in the Offer according to the instructions set forth in this Letter to Holders of Stock Options and the enclosed Notice of Instructions (Options).

     As an optionee who holds vested options you are eligible to participate in the Offer. In order to assist you in understanding how to participate in the Offer, we are providing you with the following documents:

  Offer to Purchase

  A Specimen Letter of Transmittal for informational purposes, which CANNOT be used to tender Option Shares

  This Letter to Holders of Stock Options

  Notice of Instructions (Options)

     You will need to read the entire Offer to Purchase carefully to understand the offer fully and for a more complete description of the terms and conditions of the Offer.

     The following describes in question and answer format the offer and the procedures that you must follow to exercise your options and tender the resulting Option Shares. Failure to follow such instructions may make you ineligible to tender your Option Shares in the Offer.

QUESTIONS AND ANSWERS ON
TENDER OFFER AND PROCEDURES FOR
OPTIONEES

1.      WHAT IS THE OFFER?

Engelhard Corporation, a Delaware corporation (“Engelhard”), is offering to purchase for cash up to 26,000,000 shares of its common stock, par value $1.00 per share (the “Shares”), including the associated Series A Junior Preferred Stock Purchase Rights (the “Rights”), issued under the Rights Agreement, dated as of October 1, 1998, between Engelhard and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 5, 2006 (the “Offer to Purchase”), and in the related Letter of Transmittal, as they may be amended and supplemented from time to time (collectively, the Offer). Engelhard is inviting its stockholders to tender their Shares at $45.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer. Optionees who hold vested options granted under the Engelhard Corporation Stock Option Plan of 1991, the Engelhard Corporation 2002 Long Term Incentive Plan, the Engelhard Corporation Directors Stock Option Plan and the Engelhard Corporation Stock Option Plan of 1999 for Certain Key Employees (collectively, the “Plans”), may exercise such options to the extent the underlying Shares (“Option Shares”) are accepted in the Offer and tender the Option Shares to Engelhard in the Offer according to the instructions set forth in this Letter to Holders of Stock Options and the enclosed Notice of Instructions (Options). The Offer will expire at 5:00 PM, New York City time, on June 5, 2006, unless the Offer is extended.

Engelhard’s offer is explained in detail in the Offer to Purchase, which we encourage you to read carefully.

2.      HOW MAY I PARTICIPATE IN THE OFFER?

Optionees with vested (but unexercised) options to purchase shares granted under the Stock Option Plans may instruct Engelhard that Option Shares subject to such options will be tendered but that such options will be exercised only to the extent such Option Shares are actually purchased in the Offer, such exercise to be effective at the time the Option Shares subject to the options are accepted for payment and the proration percentage is determined in the Offer. In such case, the option exercise will be effected by Engelhard withholding the exercise price and any taxes, including employment taxes, required to be withheld upon exercise of the options from the cash proceeds otherwise payable to the optionee in the Offer. If the Company does not purchase an Option Share, the option for the Option Share will not be deemed exercised and will remain outstanding.

     If you would prefer to actually exercise your vested options and tender the Shares you receive in the Offer, you can do so. If you do exercise vested options, you need to follow the same procedures applicable to all other Company stockholders described in Section 3 of the Offer to Purchase. If you decide to exercise your options in order to receive Shares to tender in the Offer, you will need to exercise such options in sufficient time to obtain Shares to tender before the Expiration Date for the Offer as described in the Offer to Purchase. You may not exercise any unvested options.

ENGELHARD’S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER AND RECOMMENDS THAT YOU TENDER INTO THE OFFER. HOWEVER, YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER ANY OPTION SHARES AND, IF SO, HOW MANY.

3.      HOW DO I KNOW HOW MANY OPTIONS I HAVE AND THEIR EXERCISE PRICES?

You may retrieve a list of your options and their exercise prices by logging onto www.benefits.ml.com or calling Merrill Lynch Participant Services at (800) 637-2432.

4.      MUST I ACTUALLY EXERCISE MY OPTIONS IN ORDER TO PARTICIPATE IN THE OFFER?

No. For any Option Shares accepted in the Offer, the option exercise will be effected by Engelhard withholding the exercise price and any taxes, including employment taxes, required to be withheld upon exercise of the options from the cash proceeds otherwise payable to the optionee in the Offer. If the Company does not purchase an Option Share, the option for the Option Share will not be deemed exercised and will remain outstanding. Because Engelhard may not purchase all of the Option Shares you tender, the options relating to Option Shares that are not actually purchased by Engelhard will be deemed unexercised and will continue to have the same terms and conditions that they currently have.

5.      DO I HAVE TO PAY THE EXERCISE PRICE WITH CASH?

No. In order to facilitate your participation in the offer, Engelhard is allowing you to exercise your options without paying the exercise price in cash. Engelhard will withhold the exercise price and tax withholding due as a result of the exercise from the amount you would otherwise receive from a tender of the Option Shares. You will receive the net amount in cash and, therefore, the actual amount of cash you receive will be less than the number of Option Shares that are accepted in the Offer multiplied by $45.00. The options relating to Option Shares that are not accepted in the Offer will be deemed unexercised and will continue to have the same terms and conditions that they currently have.

6.      IF MY OPTIONS ARE NOT VESTED MAY I STILL TENDER SHARES UNDERLYING THEM?

No. Only vested options may be exercised to the extent the underlying Option Shares are accepted in the Offer, or exercised and resulting Shares tendered in the offer.

7.      WILL ALL OPTION SHARES THAT I DIRECT TO BE TENDERED BE PURCHASED IN THE
               OFFER?

If more than 26,000,000 Shares are tendered in the Offer, Engelhard will prorate the tendered Shares it purchases pursuant to the Offer. Engelhard will apply the following rules for deciding which of your options will be exercised subject to the underlying Option Shares being actually purchased in the Offer:

  FIRST RULE: If you hold more than one option, you may designate on the Notice of Instructions (Options) the order in which you want your options exercised and the resulting Option Shares purchased.

  SECOND RULE: If you do not designate the order in which you wish to exercise your options, options will be exercised and the resulting Option Shares tendered in the order of exercise price, starting with options with the lowest exercise price.

8.      IF I EXERCISE MY OPTIONS TO THE EXTENT THE UNDERLING OPTION SHARES ARE
               ACCEPTED IN THE OFFER, WHAT WILL HAPPEN TO MY OPTIONS IF THE OPTION
               SHARES ARE NOT PURCHASED?

If, because of proration or otherwise not all of your Option Shares are purchased by Engelhard, then the options relating to such Option Shares will be deemed not to have been exercised. These options will then remain outstanding with the same terms as they did before the Offer.

9.      HOW WILL I KNOW IF MY OPTION SHARES HAVE BEEN PURCHASED AND WHEN WILL I
               BE PAID?

After the Offer expires, all Shares properly tendered and not properly withdrawn prior to the Expiration Date will be tabulated, including tenders of Option Shares. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the conditional tender procedure described in the Offer to Purchase, Engelhard does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately five business days after the Expiration Date. Soon thereafter, you will be advised by Engelhard of the number, if any, of your Option Shares that were purchased in the Offer. Funds will be deposited into your Merrill Lynch brokerage account representing the purchase price of your Option Shares, net of the exercise price and applicable tax withholding, purchased in the Offer promptly thereafter.

10.      WILL I BE TAXED ON THE MONEY I RECEIVE?

For U.S. federal income tax purposes, an optionee who sells Option Shares pursuant to the Offer generally will be treated as receiving ordinary compensation income in an amount equal to the excess of the $45.00 per Share tender offer price over the per Share exercise price of the option exercised, multiplied by the aggregate number of Option Shares sold pursuant to the Offer. Such income will be taxed to you at ordinary income rates and, if you are a current or former employee, will be subject to withholding for income and employment taxes. Such amount will be reflected on your IRS Form W-2 for the year in which the Option Shares are sold pursuant to the Offer. The discussion set forth in this paragraph is for general information only and does not constitute tax advice. It does not address the consequences to optionees under state, local or non-U.S. tax laws of selling Option Shares pursuant to the Offer. You are urged to consult your own tax advisor to determine the particular tax consequences to you of selling Option Shares pursuant to the Offer, including the applicability and effect of state, local, non-U.S. and other tax laws.

11.      WHAT DO I NEED TO DO TO EXERCISE MY OPTIONS TO THE EXTENT THE OPTION
               SHARES ARE ACCEPTED IN THE OFFER?

The only way that you can exercise your options and tender Option Shares in the Offer is by completing the enclosed Notice of Instructions (Options) form, signing the form, and returning it to Merrill Lynch & Co. by fax to (609) 274-0367 or at the address indicated on the form. THE NOTICE OF INSTRUCTIONS (OPTIONS) MUST BE RECEIVED BY MERRILL LYNCH & CO. BEFORE 5:00 PM, NEW YORK CITY TIME, ON JUNE 5, 2006, UNLESS THE OFFER IS EXTENDED, IN WHICH CASE THE DEADLINE FOR RECEIPT OF YOUR INSTRUCTION FORM WILL BE THE EXPIRATION OF THE OFFER, AS EXTENDED.

Please return your instructions PROMPTLY. If you use U.S. mail, we recommend using registered mail, return receipt requested. You may mail your Notice of Instructions (Options) Form to Merrill Lynch & Co. in the preaddressed envelope that has been provided for your reply or send it by an alternate, faster means (such as hand delivery or overnight courier). You may not e-mail the Notice of Instructions (Options). Merrill Lynch & Co. must receive your signed Notice of Instruction (Options) filled out completely.

DO NOT DELIVER YOUR INSTRUCTIONS TO YOUR HUMAN RESOURCES DEPARTMENT. YOU MUST RETURN IT TO MERRILL LYNCH & CO., BEFORE 5:00 PM NEW YORK CITY TIME, ON JUNE 5, 2006, UNLESS THE OFFER IS EXTENDED, IN WHICH CASE THE DEADLINE FOR RECEIPT OF YOUR INSTRUCTION FORM WILL BE THE EXPIRATION OF THE OFFER, AS EXTENDED.

12.      CAN I JUST EXERCISE MY OPTIONS AND TENDER SHARES?

Yes. You may exercise any of your vested options, pay the exercise price, receive Shares, and tender those Shares in the Offer. If you intend to do this, you must exercise your options and pay the exercise price in cash or by tender of already owned Shares, in sufficient time to receive certificates for the Shares and follow one of the procedures for tendering Shares set forth in Section 3 of the Offer to Purchase prior to the Expiration Date of the Offer. You should note that it is expected that some of the Shares received and tendered in the Offer will not be purchased in the Offer due to proration. The only way to guarantee that you exercise options only for the number of Option Shares actually purchased in the Offer is to go through the exercise procedure set forth in the Notice of Instructions (Options).

13.      WHAT HAPPENS IF I EXERCISE MY OPTIONS AND THE SHARES I TENDER ARE NOT
               ACCEPTED?

If you actually exercise your options (not an exercise based on acceptance in the Offer) and tender the resulting Shares, but they are not accepted in the Offer due to proration or otherwise, then you can either continue to hold the Shares or you may sell them in the market.

14.      AFTER I DELIVER A NOTICE OF INSTRUCTIONS TO EXERCISE MY OPTIONS TO THE
               EXTENT THE OPTION SHARES ARE ACCEPTED AND BEFORE ANY OPTION SHARES
               ARE PURCHASED, CAN I EXERCISE MY OPTIONS?

No. Once you deliver a Notice of Instructions (Options) to Merrill Lynch & Co. to exercise your options (to the extent accepted in the Offer) and tender the Option Shares, even though all Option Shares may not be accepted in the tender, all options in each grant that you have tendered will be frozen until you either withdraw your tender instruction or the Offer is completed.

15.      ONCE THE OFFER IS COMPLETE AND THE OPTIONS SHARES THAT ARE NOT
               PURCHASED ARE RETURNED TO MY ACCOUNT, WHEN I CAN EXERCISE THOSE
               OPTIONS?

Once the final proration is determined, which could take at least five business days after the Expiration Date, your account may be frozen for up to ten additional business days to update each individuals account.

16.      CAN I CHANGE MY MIND AND WITHDRAW MY EXERCISE AND TENDER OF OPTION
               SHARES?

Yes, but only if you perform the following steps:

  The notice of withdrawal must be in writing.

  you must send the signed notice of withdrawal to Merrill Lynch & Co. at the address indicated below.

  The notice of withdrawal must state your name, social security number and the number and the applicable grant date of Option Shares that you wish to withdraw from the Offer.

  The notice of withdrawal must be received by Merrill Lynch & Co., before 5:00 PM, New York City time, on June 5, 2006, unless the Offer is extended, in which case the deadline for receipt of your withdrawal will be the expiration of the Offer, as extended.

You are entitled to retender Option Shares after withdrawal, provided that all resubmitted materials are completed properly and delivered on time in accordance with the instructions applicable to the original submission.

The withdrawal procedures are described in greater detail in the Notice of Instructions (Options). You must follow these instructions carefully.

17.      WHAT DO I DO IF I HAVE ANY QUESTIONS ABOUT THE OFFER?

The information agent and the dealer managers can help answer your questions. The information agent is MacKenzie Partners, Inc., and the dealer managers are J.P. Morgan Securities Inc. and Merrill Lynch & Co. Their respective contact information is set forth on the back cover page of the Offer to Purchase.